Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
(917) 763-8106	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3003
glea@enteromedics.com

EnteroMedics Reports Second Quarter 2016 Financial Results

Company Reports Four-Fold Increase in vBloc® Implants in the Second Quarter over the First

Quarter, Accelerating Momentum in its Commercial Operations

ST. PAUL, Minnesota, August 4, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended June 30, 2016.

“EnteroMedics continues to build momentum into the second half of the year, with a four-fold increase in vBloc procedures seen in the second quarter over the first quarter, all while maintaining lower-than-forecasted expenses,” said Dan Gladney, Chief Executive Officer of EnteroMedics. “We remain focused on sustaining this momentum by executing on a highly targeted patient recruitment campaign, building close partnerships with KOLs and leading bariatric centers, and working toward driving reimbursement. Combining vBloc® with our vBloc Achieve program, a comprehensive, personalized weight loss support program to help vBloc patients reach and maintain health goals, we continue to be encouraged by the growing number of powerful, first-hand patient success stories from the field. These stories have translated not only into health benefits, but pharmacoeconomic benefits, which remain crucial in our effort to secure broad reimbursement coverage.”

Commercial Update

As part of its commercial strategy, EnteroMedics remains focused on four key areas:

•	Executing on a focused Direct-to-Patient marketing campaign to build vBloc awareness in strategic markets, including a focus on cash paying patients in high income/obesity regions, where the Company manages patients from initial contact all the way through surgery. As part of this effort, the Company is developing commercial vBloc Institutes and KOL surgeon partners, and is focused on top centers, independent delivery networks (IDNs), and VA hospitals.

•	To date, these efforts have led to a four-fold increase in procedures for the second quarter as compared to the first quarter of 2016.

•	Pursuing positive Payer coverage decisions by leveraging vBloc’s safety, efficacy, and the economic value it brings as a less invasive and durable care delivery model for treating diabetes and other obesity comorbidities.

•	Measuring, evaluating, and driving opportunities that are synergistic and will quickly expand the Company’s commercial reach. This includes rescue procedures for gastric sleeves, such as the first-of-its-kind procedures recently performed at the VA North Texas Health Care System by Sachin Kukreja, M.D., Director of Bariatric Surgery.

•	Continuing to collect and publish vBloc clinical data including both long-term clinical trial data from the Company’s studies, short-term results from commercial patients, and health economics data.

vBloc Therapy is approved for use in helping with weight loss in people aged 18 years and older who are obese, with a BMI of 40 to 45 kg/m2, or a BMI of 35 to 39.9 kg/m2 with a related health condition such as Type 2 diabetes, high blood pressure, high cholesterol levels or obstructive sleep apnea.

As the Company recently hosted a commercialization update conference call, it will not host a conference call to discuss second quarter results. The Company expects to host a second commercialization conference call later in 2016, as additional progress has been achieved in its vBloc program.

Financial Results

For the three months ended June 30, 2016, the Company reported sales of $276,000 with gross profit totaling $120,696. The Company reported a net loss of $5.0 million, or $0.49 per share, which includes $1.6 million, or $0.16 per share, of interest expense and certain non-cash items, including stock based compensation and depreciation. The results of the second quarter also include the positive impact of the change in the fair value of the Company’s warrant and notes payable liabilities of approximately $2.5 million. Selling, general and administrative expenses for the quarter were $5.6 million, and research and development expenses were $1.2 million. Combined, these two operating expenses decreased 11.7% during the second quarter from the first quarter of 2016.

For the six months ended June 30, 2016, the Company reported sales of $348,000 with gross profit totaling $152,561. The Company reported a net loss of $12.4 million, or $1.37 per share. The six month net loss amount includes approximately $3.9 million, or $0.43 per share, of interest expense and certain non-cash items, including stock based compensation and depreciation. Additionally, the six month results include approximately $3.8 million in gains resulting from valuation adjustments from the Company’s convertible notes payable and warrant liabilities.

On June 30, 2016 the Company’s cash, cash equivalents and short-term investments totaled $11.5 million.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Cash, cash equivalents and short-term investments	$11,517	$7,927
Accounts receivable	183	58
Inventory	1,958	1,686
Prepaid expenses and other current assets	462	831
Property and equipment, net	259	326
Other assets	609	759

Total assets	$14,988	$11,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$357	$172
Debt	14,335	1,267
Other liabilities	3,905	6,475

Total liabilities	18,597	7,914

Stockholders’ equity	(3,609)	3,673

Total liabilities and stockholders’ equity	$14,988	$11,587

ENTEROMEDICS INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$276,000	$79,000	$348,000	$79,000
Cost of goods sold	155,304	30,763	195,439	30,763

Gross profit	120,696	48,237	152,561	48,237
Operating expenses:
Selling, general and administrative	5,585,548	4,936,363	11,726,725	9,663,882
Research and development	1,193,607	2,452,787	2,625,988	4,689,393

Total operating expenses	6,779,155	7,389,150	14,352,713	14,353,275

Operating loss	(6,658,460)	(7,340,913)	(14,200,153)	(14,305,038)

Other income (expense):
Interest income	1,807	422	3,498	1,289
Interest expense	(852,946)	(60,423)	(2,002,240)	(274,969)
Change in value of warrant liability	1,309,099	—	3,088,513	—
Change in value of convertible notes payable	1,208,594	—	709,026	—
Other, net	(3,260)	(2,848)	(2,572)	933

Net loss	$(4,995,165)	$(7,403,762)	$(12,403,927)	$(14,577,785)

Net loss per share - basic and diluted	$(0.49)	$(1.49)	$(1.37)	$(2.97)

Shares used to compute basic and diluted net loss per share	10,297,589	4,960,292	9,078,837	4,904,984

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